                        Contract for the Establishment of
                     NexMed Pharmaceuticals (Zhongshan) Ltd.
                     ---------------------------------------

                                Table of Contents


Chapter One          General Principles

Chapter Two          Parties to the Joint Venture Company

Chapter Three        Establishment of the Joint Venture Company

Chapter Four         Objectives and Business Scope

Chapter Five         Total Investment and Registered Capital

Chapter Six          Rights, Duties and Responsibilities of Contracting Parties

Chapter Seven        Equipment and Technology

Chapter Eight        Production Material and Product Sales

Chapter Nine         Board of Directors

Chapter Ten          Operation and Management Organizations

Chapter Eleven       Financial Management

Chapter Twelve       Labor Management

Chapter Thirteen     Term of the Joint Venture Company

Chapter Fourteen     Insurance

Chapter Fifteen      Amendment, Change or Termination of Contract

Chapter Sixteen      Breach of Contract and Responsibilities for Breach

Chapter Seventeen    Settlement of Disputes          [SEAL APPEARS HERE]
                                                     After proofreading & check-
Chapter Eighteen     Effectiveness of Contract       ing I hereby verify that
                                                     the English version of this
                                                     document is in consistency
                                                     with the Chinese original
                                                     in meaning. 30 Aug. '97.

                                                     [CHINESE SCRIPT APPEARS
                                                     HERE]
                                                 ZHUHAI TRANSLATORS ASSOCIATION

                    Pages of English version checked  [SIGNATURE APPEARS HERE]
                                            15 pages  ------------------------
                    Date of Confirmation: 97 _  8_30_  Chairman

                        Contract for the Establishment of
                     NexMed Pharmaceuticals (Zhongshan) Ltd.
                     ---------------------------------------

                       Chapter One     General Principles

After friendly consultations, Zhongshan Xiao Lan Pharmaceutical Factory (Party
A) and NexMed (Asia) Limited (Party B) have agreed to jointly invest in and establish a joint venture company in Zhongshan City, Guangdong Province, People's Republic of China on the basis of equality and mutual benefits and in accordance with the "Corporate Law for Sino-Foreign Joint Ventures in the People's Republic of China" and other Chinese laws, rules and regulations, and have formulated the following joint venture contract (the "Contract").

     Chapter Two                   Parties to the Joint Venture Company

Article 1    Parties Signing This Contract:

Party A:              Zhongshan Xiao Lan Pharmaceutical Factory
                      (registered in Zhongshan City, Guangdong
                      Province, China)
Legal address:        63 Hongshan Road, Xiaolan Town, Zhongshan City,
                      Guangdong Province, People's Republic
                      of China
Legal Representative: Wei-Jie Zeng
Position:             Director of the Factory
Nationality:          People's Republic of China

Party B:              NexMed (Asia) Limited
                      (a wholly owned subsidiary of NexMed Inc., U.S.A.)
Legal address:        Room 2208, 22/F Windsor House, 311 Gloucester Road,
                      Causeway Bay, Hong Kong
Tel.:                 28816718
Legal Representative: Y. Joseph Mo
Position:             Chairman of the Board of Directors
Nationality:          United States of America

       Chapter Three           Establishment of the Joint Venture Company

Article 2 Party A and Party B agree to jointly invest in and establish NexMed Pharmaceuticals (Zhongshan) Ltd. (the "JVC") in China in accordance with the "Corporate Law of Sino-Foreign Joint Ventures of the People's Republic of
China" and other Chinese laws, rules and regulations.

Article 3 Name of the Corporation: NexMed Pharmaceuticals (Zhongshan) Ltd. Legal address of the Corporation: 63 Hongshan Road, Xiaolan Town,
Zhongshan City,  Guangdong  Province,  People's Republic of China.

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Article 4    The JVC shall be a limited liability corporation. Party A and Party
B shall be liable to the JVC within the limits of their investments. They shall share the profits, risks and losses of the JVC according to the registered proportion of their investment. The administration agency of the JVC shall be Zhongshan Xiaolan Industry Corporation, which shall have the right to instruct, assist and supervise the JVC in accordance with the laws, rules, regulations and Contract and Chapters of Incorporation as approved by the Chinese government.

Article 5 The activities of the JVC must abide by the Chinese laws, rules and regulations.


             Chapter Four           Objectives & Business Scope


Article 6 Objectives of the JVC: To produce and supply quality and effective routine medical products; to introduce and produce both domestic and foreign newly-invented and special purpose medicine; to improve and develop new usage of traditional medical products; to strengthen the R&D and joint development of new pharmaceutical products by domestic and foreign researchers, to expand the production scale and improve competitiveness through technical reform and scientific management of the production factory.

Chapter 7    Business Scope of the JVC:

The JVC shall manufacture the following medical products:

1.  Ointment:  alprostadil, acyclovir, ketoprofen;

2. Tablet: maidimycin, mycostatin, furazolidone, erythromycin, griseofulcin, ATP, inosine, prednisone, analgesic, analginum, tetracyclin, terramycin, acetyl spiramycin;

3. Capsule: cephalosporin series, haloperidol, rifampin, leinitiding, cimetidini, liver medicine, royal jelly;

4. Injection: gentamycin, kanamycin, lincomycin, chloromycepin, inosine, cimetidini, ATP, dexamethasone, diphosphonic choline, analgesic, analginum, Vitamin C, inframicrobe medicine, 50% glucose;

5. Syrup: Children's cough syrup, ginseng and Chinese magnoliavine syrup, loquat cough syrup, pericarpium syrup, mint syrup and other oral liquids;

6. Instant medicine: American ginseng instant medicine, chiretti instant blood tonic, etc.; The joint venture plans to produce 20,000,000 pcs of paste, 500,000,000 tablets, 250,000,000 capsules, 100,000,000 injection ampules,
    600,000 liters of syrup and 30,000 kgs of instant medicine. The annual output value will reach USD$80,000,000.00.

7.  Powder and injection ampules.

Article 8 The projected business scale of the JVC shall be as follows:

1. At the initial stage, the sales volume of the joint venture shall be USD$20,000,000.00.

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

2. The sales volume may be increased to USD$80,000,000.00 in five years with the development of production, including USD$35,000,000.00 of the original products of Party A and USD$45,000,000.00 of the new products.

3. The corporation shall sell its products to domestic and overseas markets, 60% of its products will be exported and 40% of the products sold to domestic market.

    Chapter Five         Total Investment and Registered Capital

Article 9    The total investment of the JVC shall be USD$12,500,000.00

Article 10   The registered capital of the JVC shall be USD$5,000,000.00

Article 11 The investment proportion contributed by the parties shall be as follows:

Party A:     USD$1,500,000.00; 30% of the registered capital.
Party B:     USD$3,500,000.00; 70% of the registered capital.

Article 12 Form of Investment: Party A shall invest with machinery, equipment and intangible assets; Party B shall invest with cash for purchase of part of Party A's assets, introduction of equipment and GMP reconstruction. The JVC shall lease the land and factory buildings from Party A (details see Article
13).

Article 13 Party A and Party B shall agree to: The registered capital shall be paid in three stages. The two parties shall jointly invest a total of USD$3,100,000.00 during the first month of the first year, a total of USD$1,000,000.00 during the second year, and a total of USD$900,000.00 during the third year.

The two parties agree that upon the approval of the Contract (determined by the issuance of the JVC approval certificate), Party A shall assign USD$1,640,000.00 worth of net assets from its original assets. The net assets assigned shall become be the initial net assets of the JVC. The assets and net assets itemized in the attached Supplemental Documents shall become the initial total assets of the JVC upon its establishment.

The two parties have agreed that both parties shall contribute their investments within 30 days after the issuance of the JVC's commercial license. Party B must deposit USD$2,170,000.00 into the JVC's account within 15 days after Party A assigns the USD$930,000.00 worth of machinery, equipment and intangible assets to the JVC.

During the second year (within the 13th to 24th months after the approval of the Contract), Party A shall contribute USD$300,000.00 in cash and Party B shall contribute USD$700,000.00 in cash to the JVC. The two parties shall contribute their investments at the same time and complete the capital verification process.

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

During the third year (within the 25th to 36th months after the approval of the Contract), Party A shall contribute USD$270,000.00 in cash and Party B shall contribute USD$630,000.00 in cash to the JVC. The two parties shall contribute their investments simultaneously and complete the capital verification process.

Article 14 After the two parties contributed investments, the JVC shall engage an accountant registered in China to verify the investment and issue a report. The JVC shall issue an investment certificate accordingly.

If any party fails to contribute its investment within the time limit, such party shall pay an interest to the JVC at the foreign exchange lending interest rate of the Bank of China. If the JVC should incur a loss as a result of the delay, the party in fault shall be responsible for the loss.

The JVC shall not reduce the registered capital during the period of the joint operation. Increase in registered capital or change in investment proportion shall be approved by the Board of Directors and the original approving agency.

Article 15 If any party plans to sell or assign all or part of its investment, it shall obtain the approval of the other party and the original approving agency. The other party shall have a right of first refusal under the same conditions.


Chapter Six    Rights, Responsibilities and Obligations of the Parties

Article 16 Rights of Party A and Party B: Both Party A and Party B are investors in the JVC and shall jointly share the JVC's assets and profits according to the proportion of their investment.

Article 17 Obligations and Responsibilities of Party A and Party B: Other than having the right to make major decisions for the JVC and assuming the limited liability for the JVC as stipulated in the Chapters of Incorporation, both Party A and Party B shall also assume the following responsibilities:

Party A shall:
 .    Be responsible for the application, registration and business license of the JVC in China;

 .    Complete the legal procedures for the transfer of the assets and liabilities into the JVC;

 .    Guarantee that the titles of the JVC's net assets are clean, free from liabilities, collateral or dispute; and to guarantee the corresponding liabilities for the assets are unique.

 .    Assume the responsibility for disputes related to the liabilities or assets;

 .    Assist the JVC until fully operational, with issues related to the personnel, equipment, management, sales, etc.;

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

 .    Certify that the chimneys of the factory have been approved by the environmental protection organization. If within five years of the establishment of the JVC, any expense is incurred for exhaust from the chimneys due to reasons other than amendments to the environment protection standards, such an expense shall be covered by Party A and deducted from Party A's profit.

Party B shall:
 .    Submit its investment according to the Contract;

 .    Provide import channel for foreign technology and equipment and the price shall be approved by both parties;

 .    Provide technical services, including the technique, equipment selection, installation, and testing, technical training, equipment testing, trial-production, inspection, production, etc., and ensure the product quality meets the standards;

 .    Assist the JVC with GMP retrofitting;

 .    Assist the JVC in developing sales in overseas markets;

 .    Provide international marketing information for the JVC.


                   Chapter Seven   Equipment and Technology

Article 18   Equipment of the Joint Venture Company

 .    Upon its establishment the JVC shall have the original production equipment contributed as Party A's investment. Party A shall deliver to the JVC the entire factory and a list of equipment, parts, tools, and auxiliary fuels at each workshop. The list shall also include the quantity and maintenance record of each equipment.

 .    When delivering the original production equipment to the JVC, the equipment shall be clean, complete, and in working condition.

 .    In the future, when purchasing new equipment, the JVC shall comply with the normal trading procedures. When the purchase involves overseas trip, Party A's representative shall also attend.

 .    The JVC shall formulate complete management, maintenance and care regulations for its production equipment.

Article 19   Technology of the Joint Venture Company

 .    Upon its establishment, the JVC shall use the production technology of
     Party A. Party A shall completely deliver the entire technical and industrial standards, pharmaceutical certificates, production and inspection techniques, inspection standard and original technical management measures to the JVC.

 .    When delivering the aforementioned technology and documents, Party A shall sign a declaration acknowledging that the JVC shall hereafter be the sole legal owner of the aforementioned technology

 .    Upon the JVC's establishment, Party B shall expeditiously transfer to the
     JVC the production licenses for two or more patented medicines or any new medicines or relative production technique suitable for the Chinese or Asian markets, and shall assist the JVC with the domestic sales and export of the products;

 .    The aforementioned new medicines and their production techniques shall include sustained-release and controlled-release dosage forms;

 .    The JVC shall reprioritize the research on the existing and new products provided by Parties A and B. Party B shall supply the JVC's research program with new foreign information and technical training. Results of the new research shall be evaluated in accordance with the requirements of the regulatory agency in China.

 .    The production factory of the JVC shall be retrofitted in accordance with
     GMP standards. Party B shall supervise the GMP retrofitting of the factory and Party A shall supply the necessary cooperation. The JVC shall strive for the factory to comply with the GMP standard of the US FDA within three years.


            Chapter Eight   Production Materials and Product Sales

Article 20 The raw materials used by the JVC shall comply with the following principles:

 .    If the price and quality of the raw materials from domestic and foreign sources are the same, the materials shall be purchased domestically;

 .    When importing high quality raw materials, price comparisons shall be fully conducted.

Article 21 Product sales of the JVC shall comply with the following principles:

 .    An overall market strategy for the domestic market shall be formulated.
     Total sales volume and sales cost shall be considered when allocating between the traditional sales channels and the company's own sales channels;

 .    Sales in the international market shall be increased each year. The JVC shall set its export target at over 60% after the advanced new medicines are in production. The JVC shall first utilize Party B's sales network for global or regional distribution. If the conditions should be insufficient, the JVC shall use overseas sales agent as major sales channels.

 .    The JVC's products shall be registered with the Chinese Industrial &
     Commercial Administration Bureau as mandated by the "Trademark Law of the People's Republic of China".

                       Chapter Nine   Board of Directors

Article 22 The registration date of the JVC shall be the establishment date of its Board of Directors.

Article 23 The Board of Directors shall consist of seven directors, two appointed by Party A and five by Party B. The Chairman shall be appointed by Party B and the Vice-

Chairman shall be appointed by Party A. The tenure of the Chairman, Vice-Chairman and directors shall be one year and renewable if re-appointed.

Article 24 The Board of Directors shall be the highest decision making organization in the JVC. The following matters require the unanimous approval by the Board of Directors (or by the designated representatives) prior to submission to the original approving agency for its approval:

 .     Supplementing and amending the Chapters of Incorporation and Contract.

 .     Increasing and assigning the registered capital of the JVC.

 .     Merging with other economic entities.

 .     Extending, terminating, dissolving, and liquidating the JVC.

 .     Demerging of the JVC and establishing subsidiaries.

The following matters could be approved by a majority of the directors:

 .    Withholding for corporate reserve, development, employee benefits and reward funds; from after-tax profit and determining the ratio of withholding for such funds;

 .    Borrowing from banks and mortgaging the corporate assets;

 .    Drawing up regulations regarding wages, welfare, reward and punishment of employees;

 .    Approving important reports, such as non-production capital investment, budgeting, accounts settlement, and of the Board of Directors;

 .    All other matters beyond the same stated in Article 24 that require the approval of the Board of Directors of the JVC.

Article 25 The Chairman shall be the legal representative of the JVC. The Chairman may delegate the Vice-Chairman or another person to perform his/her duties if he/she is unable.

Article 26 The Board of Directors shall hold one board meeting every year. The Chairman shall call and preside at the meeting. If suggested by over one-third of the directors, the Chairman may call an improvisational meeting and minutes of the meeting shall be kept in the file. Unless otherwise waived, directors or authorized representatives of both parties shall attend the meetings in order for the resolutions adopted at the meeting to be deemed valid.

Article 27 Refer to the Chapters of Incorporation for details on the rights of the Board of Directors, methods for calling a meeting, and policies and procedures.


               Chapter Ten   Operation & Management Organization

Article 28 The JVC shall adopt the General Manager managerial system under the guidance of the Board of Directors.

Article 29 The General Manager shall be appointed by and reporting to the Board of Directors. The tenure of the general manager shall be one year.

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

Article 30 The General Manager shall nominate candidates for the Deputy General Manager and other senior officers subject to the approval of the Board of Directors.

Article 31 The General Manager shall be responsible for executing the resolutions of the board meetings and the day-to-day operation of the JVC. Refer to the Chapters of Incorporation for description of the duties and responsibilities of the General Manager.

                     Chapter Eleven   Financial Management

Article 32 The JVC's financial accounting system shall comply with Chinese laws, rules and regulations and the stipulations of the Ministry of Finance. The General Manager shall be responsible for establishing such system and proposing it to the Board of Directors for approval.

Article 33 In addition to complying with Chinese laws, rules and regulations and the stipulations of the Ministry of Finance, the JVC's accounting system shall also meet the international accounting principles.

Article 34 The fiscal year of the JVC shall be January 1 to December 31. Accounts shall be settled on a monthly basis and closed on an annual basis. The monetary unit shall be the RMB. The JVC shall conduct an audit on an annual basis.

Article 35 Pursuant to the "Corporate Law for Joint Ventures in the People's Republic of China", the "Tax Law" and the provisions and regulations as promulgated by the Chinese government from time to time, the JVC shall pay taxes and enjoy the beneficial treatment of tax exemption.

Article 36 The JVC shall withhold for the different funds as required by law prior to and after the distribution of profits.

Article 37 The JVC shall adopt the internationally accepted actual accounting system and the debit and credit bookkeeping system. The accounting books, vouchers, reports of the joint venture shall be kept in Chinese. Copies of the accounting books and reports in English shall be required if the accounts are computerized.

Article 38 The JVC shall urge its employees to pay income tax as mandated by the "Law of Personal Income Taxes".

Article 39 Management of Financial Matters and Accounting for the JVC: The financial and accounting systems of the JVC shall be prepared by the Board of Directors according to the "Implementation Rules of Corporate Law of Sino-Foreign Joint Venture", "Accounting System of Sino-Foreign Joint
Venture" and the specific situation of the JVC. Such systems shall be submitted to the local financial administration agency and taxation bureau for their files and supervision. The JVC shall have accountants (or chief bookkeepers) to assist the General Manager in the financial

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

management of the JVC, including checking, review and settlement of income and expenditure and submitting financial reports to the Board of Directors and General Manager.

The JVC shall be required to submit an intermediate financial reports to within one month after June 30 of each year and an annual financial report within two months after the end of the fiscal year. The financial reports shall include the following financial reports and appendixes:
 .  Balance sheet;
 .  Income statement;
 .  Financial situation fluctuation report;
 .  Profit distribution statement;
 .  Analysis of the JVC's financial situation.

Article 40   Distribution of Profit and Sharing of Losses: According to the
"Law of Income Tax of Business Enterprises with Foreign Investment and Foreign-Owned Business Enterprises of People's Republic of China", the JVC shall pay income tax on its profits and withhold for the corporate development and reserve funds and employee bonus and benefits fund from its after-tax profit according to the ratio determined by the Board of Directors. Then the JVC shall distribute profit between the two parties according to the proportion of their investment. If the JVC venture should suffer a loss, such loss shall be made up with the profit of the following year. No profit shall be distributed prior to the making up of losses of the previous year. Undistributed profit of the previous year may be combined for distribution together with that of the current year.

If the JVC should incur any loss, the two parties shall share the loss according to the proportion of their investment in the registered capital and bear the responsibilities within the limits of their investments.

Article 41 Management of Foreign Exchange and Circulating Funds: Upon the approval and implementation of the Contract, the JVC shall apply for a commercial license from the Chinese Industrial & Commercial Administration Bureau and open a foreign exchange account and a RMB account with the Bank of China, Zhongshan Branch. Matters concerning foreign exchange shall be administered and supervised by the Chinese Foreign Exchange Administration Department. All matters related to foreign exchange shall be settled according to the "Temporary Regulations on Foreign Exchange Administration of People's Republic of China" and other rules and regulations. All income and expenditures in foreign exchange shall be conducted through the foreign exchange account.

In case of a capital shortage during its operation and production, the JVC may raise a loan in RMB from local bank or a loan in foreign exchange from a domestic or foreign bank. The interest rate shall be approved by the Board of Directors and the interest expenses shall be included in corporate operation expenses.

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

Article 42 All expenses for wages, traveling, employees training during the preparation period (from the signing of the contract to the commencement of production) shall be included in the organizational expenses and amortized after the JVC is in operation.

The following documents, certificates and reports shall be evaluated and verified by an accountant registered in China:
 .  Investment certificates issued by contracting parties;
 .  JVC's annual financial reports;
 .  JVC's financial reports upon liquidation.


                       Chapter Twelve  Labor Management

Article 43 The JVC shall adopt a labor contract system for its employees and shall commence operation with a staff of approximately 300 employees, to be first recruited from the employees of Party A.

Article 44 Salaries of the employees of the JVC shall be based on the Chinese industry and local salary conditions. The Board of Directors shall determine an overall salary scale.

Article 45 Bonuses for employees shall be based on the principle of rewarding the diligent and punishing the soldiering employees.

Article 46 The JVC shall decide on the welfare and insurance of the employees in accordance with the administrative rules and regulations of China.


             Chapter Thirteen   Term of the Joint Venture Company

Article 47 The term of the JVC shall be 30 years, commencing from the issuance of the commercial license.

Article 48 At the end of the term and the shareholders decide to continue the operation, a written application shall be submitted to the approving agency six months prior to the expiration.


                         Chapter Fourteen   Insurance

Article 49 Matters of insurance for the JVC shall be decided by the Board of Directors and insurance shall be covered by the People's Insurance Company of China or other major insurance companies. The insurance fees shall be included in the cost expenses of the JVC.

        Chapter Fifteen   Revision, Amendment & Termination of Contract

Article 50 Amendments to the Contract and the appendixes shall be submitted to the original approval agency for its approval in the form of a written agreement between the two parties.

Article 51 Procedures regarding the termination of the Contract, liquidation and report of liquidation, as well as the termination and liquidation of the JVC, shall be as stipulated in the Chapters of Incorporation.

Article 52   The Contract shall be voided upon the occurrence of the following:

 .  Expiration of the operation term;
 .  Impossibility to continue the operation due to serious losses;
 .  Force majeure factors, such as natural disasters and war;
 . Impossibility to continue due to one party's breach of contract. Termination of the Contract due to the above reasons except for reason 1 shall be reported to the original approving agency for its approval.

Upon termination of the JVC, the Board of Directors shall prepare a liquidation procedure and guideline and select the members of the liquidation committee for approval by the administrative agency. The liquidation committee shall conduct the liquidation. After the liquidation is completed in accordance with the relative Chinese rules and regulations, the liquidation committee shall submit a liquidation report for approval at a meeting of the Board of Directors and to be kept in the files of the original approving agency. The registration with the original administration agency shall be canceled. The commercial license shall be returned.

The remaining assets after liquidation shall be distributed between the two parties according to the proportion of their investment in the registered capital. Party A shall have the priority to purchase the portion distributed to Party B. If the net or remaining assets after liquidation exceeds the registered capital, the exceeding portion shall be regarded as profits and the JVC shall pay income tax accordingly. The accounting books and documents shall be kept by Party A after the JVC's termination.


            Chapter Sixteen   Breach of Contract & Responsibilities

Article 53 Failure to contribute the investment as scheduled shall be taken as breach of contract. The breaching party shall pay the capital immediately and a 0.5% monthly penalty shall be charged for the period of such breach. If the period of breach exceeds six months, the non-breaching party shall have the right to terminate the Contract.

Article 54 During its term, if the Contract cannot be executed partially or fully due to the fault of one party, the relative losses shall be assumed by the breaching party. If such loss is due to the fault of both parties, the two parties shall be responsible for their own responsibilities and the responsibilities of breaching the contract shall be fixed according to relative stipulations of the Contract. In case of an impossibility to continue the operation or to achieve the goals set forth in the Contract due to the fault of one party to perform its duties or to have breached the Contract or the Chapters of Incorporation, such party shall be regarded to have terminated the Contract unilaterally and the other party shall be entitled to claim compensation from the breaching party as well as to report to the original approving agency to terminate the Contract. In case of such situation and both parties agree to continue operation, the breaching party shall compensate the JVC for the incurred losses.


                   Chapter Seventeen   Settlement of Dispute

Article 55 In case of disputes arising during the execution of the Contract, the parties shall settle the disputes through consultation. If the disputes cannot be settled through consultation, the parties shall submit the dispute to the arbitration agency in Singapore. The decision of such arbitration shall be binding on both parties.

Article 56 In case of disputes, the execution of all Chapters shall continue except for those in arbitration.


                 Chapter Eighteen   Effectiveness of Contract

Article 57 The Contract shall be drafted in both Chinese and English. Both languages shall have the same binding effectiveness and the Chinese version shall prevail in case of translation inconsistency. The Contract shall have Supplemental Documents which are integral parts of the Contract. The Supplemental Documents shall be in Chinese.

Article 58 All previous documents related to the cooperation and the establishment of the JVC shall be invalidated with the signing of the Contract.

Article 59 The Contract shall have twelve original copies in both Chinese and English.

Article 60   This Contract shall take effect upon the signing by both parties.

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

Party A:                                             Party B:

Zhongshan Xiao Lan Pharmaceutical Factory            NexMed (Asia) Limited

Authorized Representative:                           Authorized Representative:




/s/ Wei-Jie Zeng                                     /s/ Y. Joseph Mo
---------------------------                          ------------------------
Wei-Jie Zeng                                         Y. Joseph Mo
Director of the Factory                              Chairman of the Board
                                                     of Directors


July 29, 1997

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